EXHIBIT 10.9

PLACEMENT AGENCY AGREEMENT

BETWEEN THE COMPANY AND SCARSDALE EQUITIES LLC

September 6, 2012

Mr. Barry Sanders

Chief Executive Officer

EuroSite Power Inc.

45 First Avenue

Waltham, Massachusetts 02451

Dear Mr. Sanders:

This letter agreement (the “Agreement”) will confirm the engagement of Scarsdale Equities LLC (“Scarsdale”) on September 6, 2012, during the period ending December 31, 2012, to serve as a non-exclusive advisor (“Advisor”) for EuroSite Power Inc. (the “Company”) for the purpose of advising and assisting the Company on introductions to potential investors in the securities of the Company.

This Agreement is based upon the following terms and conditions:

1. Responsibilities. The responsibilities of Scarsdale shall be the following:

(a)	Assist and advise the Company with respect to the appropriate corporate, management and capital structures to facilitate successful placements of Company securities;

(b)	Advise the Company with respect to suitable pricing, timing and deal size for any offerings, taking into consideration valuation recommendations provided by the Company;

(c)	Use its best efforts to arrange for purchase, by institutional and retail investors as appropriate, of the securities in any offering;

(d)	If desired by the Company or if required by US securities regulations, arrange for the opening, management and maintenance of an escrow account, into which the funds received for the purchase of Company securities will be deposited prior to closing;

(e)	Provide such other financial and advisory services as the Company and Scarsdale agree are appropriate under the circumstances;

(f)	Comply and attempt to ensure that all Scarsdale persons, including other brokers if engaged by Scarsdale, comply with all applicable laws, regulations and conduct standards.

2.	Compensation and Fees. The Company shall pay to Scarsdale the following compensation with respect to funds raised from investors introduced by Scarsdale:

(a)	No retainer shall be due.

(b)	Cash equal to six and one half percent (6.5%) of the total amount of capital received by the Company at the time the Transaction closes.

(c)	Warrants to purchase shares of the Company’s common stock issued in any placement of equity securities. The number of warrants to be issued shall equal six and one half percent (6.5%) of the number of shares of the Company’s capital stock purchased by the Investors introduced by Scarsdale in any equity financing. The warrant will be exercisable at a price per share of common stock pari passu with the price per share paid by Investors, adjusted for any conversions, stock splits, or other adjustments.

(d)	Warrants will be entitled to registration rights.

3. Expenses. The Company agrees to reimburse Scarsdale’s out-of-pocket expenses related its performance of its duties under this Agreement up to $50,000. Scarsdale agrees to request the Company’s pre-approval of individual expense items in excess of $5,000.

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4. Use of Additional Broker-Dealers. In performing its responsibilities, Scarsdale may utilize the services of other broker-dealers, provided that such broker-dealers are registered as a “broker-dealer” under US federal and state securities laws and any other applicable laws promulgated by the Financial Industry Regulatory Authority (“FINRA”) and similarly situated governing bodies.

So as to facilitate the Company’s timely filings of US Securities and Exchange Commission’s Form D if required, Scarsdale will provide the Company a listing of any and all other broker-dealers, if any, who solicited investors in connection with offerings, and the states in which they solicited investors, immediately after completion. The parties acknowledge that Scarsdale shall be responsible to attempt to ensure that any such broker-dealers comply with all applicable laws and the terms of any agreement between Scarsdale and the Company. The parties agree that Scarsdale shall be responsible for payment of any compensation to any such entities and that the Company will not be responsible for compensating these entities or reimburse any expenses incurred by them in connection with performance of such duties.

5. Access to Information and Accuracy of Information. The Company shall use its commercially reasonable efforts to provide Scarsdale with all information reasonably requested and available that may be requested by Scarsdale from time to time, and access to its senior management, auditors, legal counsel and consultants as may reasonably be necessary. In carrying out its responsibilities, Scarsdale will necessarily rely on information prepared or supplied by the Company. Scarsdale will consult with the Company in planning security offerings and will review with the Company and its counsel the final revisions of any offering documents and/or prospectuses (“Placement Documents”). All documents to be used in placements shall be reviewed by Scarsdale prior to use by the Company in making offers or sales. The Company will have primary responsibility for the preparation and contents of placement documents. The Company will also be responsible for updating and supplementing placement documents prior to closing(s) as required.

6. Term and Non-Exclusivity. The engagement hereunder shall terminate December 31, 2012, and the company may engage additional firms during the term if it desires.

7. Not an Underwriter. It is expressly understood that unless subsequently mutually agreed in writing by both parties that Scarsdale is not to act as an underwriter of Company securities.

8. No Guarantee. Scarsdale has agreed to perform the services hereunder on a “best efforts” basis, and does not make any guarantee as to the successful completion of offerings unless a definitive underwriting agreement between the Company and Scarsdale is executed as described above.

9. Representations, Warranties and Covenants of the Company. The Company represents and warrants as follows:

(a) EuroSite Power Inc. is duly organized and validly existing as a domestic corporation and has all requisite authority to own its property and conduct its business as currently conducted, to offer securities in the US markets in the manner described in (b) immediately below and enter into this Agreement.

(b) Any securities offered and sold by the Company in the US may or may not rely upon an exemption from registration under the Securities Act of 1933 as amended and are subject to compliance with all US securities laws and regulations. The Company will file appropriate notices with all applicable securities authorities.

(c) Any placement documents employed will disclose all material information required to be disclosed to investors under applicable securities laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make any statements therein not misleading; provided, however, that these representations and warranties do not extend to written material furnished to the Company by Scarsdale relating to Scarsdale expressly for use in Placement Documents. Except as may be disclosed in Placement Documents, there are no obligations or liabilities, contingent or otherwise, that would be reasonably likely to result in any claims against the Company except for those in the ordinary course of business or that would not be reasonably likely to have a material adverse effect on the Company.

(d) The Company will not offer for sale or sell any additional securities unless, in the opinion of the Company’s counsel, such offer or sale does not violate the registration and qualification requirements under applicable securities laws in regard to offerings covered by this Agreement.

(e) The execution, delivery and performance of this Agreement will not violate any provision of the Articles of the Company or any agreement or other instrument to which the Company is a party or by which it is bound. Any necessary approvals, governmental and/or private, will be obtained by the Company prior to any closing.

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10. Covenants by Scarsdale and the Company. Scarsdale will maintain and supply to the Company from time to time a list of the potential investors for Company approval (a) that held a discussion with Scarsdale or the Company regarding the Company and offerings, or (b) who have invested in the Company’s securities (collectively, the “Potential Investors”). If within twelve months from the expiration of this agreement, the Company accepts investments, whether equity or otherwise, from any of the Potential Investors that Scarsdale so introduced to the Company, and provided that such investors were first introduced by Scarsdale and were not previously known to the Company, the Company will pay Scarsdale the Fee described in Clause 2(b). The terms in this paragraph do not apply to future public equity offerings (including rights offerings) of the Company unless mutually agreed upon in a subsequent agreement.

11. Publicity. The Company will agree, if requested by Scarsdale, to include a reference to Scarsdale in any press release or other public communication issued by the Company with respect to completed offerings if such offerings include investments sourced by Scarsdale.

12. Miscellaneous. This Agreement contains the entire agreement between the Company and Scarsdale concerning the engagement of Scarsdale by the Company, and any modifications to this Agreement or any waiver of any term or condition hereof will not be binding unless approved in writing by both parties. Proof of a validly executed agreement may be sent to the other party hereto via facsimile or email. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws.

Please confirm that the foregoing is in accordance with your understanding and agreement and kindly execute and return this Agreement.

Very truly yours,

SCARSDALE EQUITIES LLC

By: /s/ Francis A. Mlynarczyk, Jr.
Francis A. Mlynarczyk, Jr.
Chief Executive Officer

Agreed and accepted:

EUROSITE POWER INC.

By:	/s/ Barry J. Sanders
Barry Sanders
Chief Executive Officer

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